EX - 99.1

The Medicines Company 8 Sylvan Way Parsippany, NJ 07054

Contact:
Investor Relations
Krishna Gorti, M.D.
Vice President, Investor Relations
(973) 290-6122
krishna.gorti@themedco.com

FOR IMMEDIATE RELEASE

The Medicines Company Appoints Dr. Sarah Schlesinger to Its Board of Directors

PARSIPPANY, N.J. - February 27, 2018 - The Medicines Company (NASDAQ: MDCO) today announced that its Board of Directors has appointed Dr. Sarah Schlesinger as a new, independent Director of the Company, effective immediately.
Dr. Schlesinger has spent more than 20 years working in the field of cellular immunity. She is currently the Chair of The Rockefeller University Hospital’s Institutional Review Board (IRB) and Senior Physician and Associate Professor of Clinical Investigation at The Rockefeller University. Prior to becoming Chair of the hospital’s IRB, Dr. Schlesinger served as Clinical Director of the Laboratory of Molecular Immunology and Clinical Director of The Laboratory of Cellular Immunology and Physiology - the laboratory led by the late Ralph M. Steinman, M.D., 2011 Nobel Laureate in Physiology or Medicine. Before joining The Rockefeller University in 2003, Dr. Schlesinger was a scientist at the International AIDS Vaccine Initiative in New York City from 2002 to 2003, and a Research Physician/Pathologist at the Division of Retrovirology at the Walter Reed Army Institute of Research from 1996 to 2002. Dr. Schlesinger leads clinical trials and also chairs the research education and training committee of the Center for Clinical and Translational Science at The Rockefeller University Hospital. She is co-director of Rockefeller’s Clinical Scholars program and the Certificate in Clinical and Translational Sciences program. Widely published in her field, Dr. Schlesinger has been recognized with numerous awards for her research and teaching. She is also a member of numerous, prominent medical societies, including the United States and Canadian Academy of Pathology, the American Association for the Advancement of Science and the College of American Pathologists. Dr. Schlesinger serves on the board of three non-profit organizations: AVAC (AIDS Vaccines Advocacy Coalition); Global Viral;

The Medicines Company

and The Hastings Center, the pre-eminent center for the study of bioethics. She served as an independent director of Ariad Pharmaceuticals from 2013 until its sale to Takeda in 2017. She is currently a member of the Scientific Advisory Board of Lycera Corp., as well as a consultant to Lycera’s CEO on matters of clinical development, and an independent director of Innoviva Inc.
“We are pleased to welcome Sarah as a new, independent director of The Medicines Company‘s Board of Directors,” said Chief Executive Officer, Clive Meanwell, M.D., Ph.D. “Sarah is a valuable addition as we continue to successfully execute on our strategic plan. I know that the Company will benefit from her expertise, insight and experience, and I and the rest of the Board look forward to working with her.”
About The Medicines Company
The Medicines Company is a biopharmaceutical company driven by an overriding purpose - to save lives, alleviate suffering and contribute to the economics of healthcare. The Company’s mission is to create transformational solutions to address the most pressing healthcare needs facing patients, physicians and providers in cardiovascular care. The Company is headquartered in Parsippany, New Jersey.